Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eupraxia Pharmaceuticals Inc.

We consent to the use of our report dated March 12, 2026 on the consolidated financial statements of Eupraxia Pharmaceuticals Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years then ended, and the related notes, which is incorporated by reference in the Amendment No. 1 to the Registration Statement on Form F-10/A (File No. 333-298036) dated August 19, 2026 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants

August 19, 2026

Vancouver, Canada